Exhibit 3.1

DRAFT

DEED OF AMENDMENT OF

THE ARTICLES OF

ASSOCIATION

HEAR.COM N.V.

[date] 2021

Draft 3 May 2021	(1)

DEED OF AMENDMENT OF

THE ARTICLES OF ASSOCIATION

HEAR.COM N.V.

(unofficial translation)

Today, [date] 2021,

appeared before me, IJsbrand Cornelis van Straten, civil law notary in Amsterdam:

[appearing person].

The appearing person declared as follows:

•	the articles of association of hear.com N.V., a public limited company (naamloze vennootschap) having its seat in Utrecht, and registered in the trade register under number 81157959 (the "Company"), were established by deed of incorporation, executed on the tenth of December two thousand and twenty before IJ.C. van Straten, civil law notary in Amsterdam, and were lastly amended on the third of May two thousand and twenty-one before aforementioned civil-law notary;

•	on [date] 2021, the general meeting of the Company resolved to amend the articles of association of the Company integrally;

•	furthermore, it was decided to authorize the appearing person to effect such amendment of the articles of association; and

•	that these resolutions are evidenced by a (copy of a) written shareholders' resolution to be attached to this deed.

Subsequently, the appearing person declared to amend the articles of association of the Company integrally. The articles of association will read as follows:

1.	definitions

1.1.	The following definitions shall apply in these articles of association:

a.	Board: the board of directors of the Company, consisting of Non-Executive Directors and Executive Directors as referred to in article 14.1;

b.	Board Rules: the internal rules applicable to the Board, as drawn up by the Board;

c.	CEO: the Company's chief executive officer;

d.	Chairperson: the chair of the Board;

e.	Company: hear.com N.V.;

f.	Depositary Receipts: depositary receipts for Shares;

g.	Director: a member of the Board;

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h.	Executive Director: an executive director of the Board;

i.	EURIBOR: the EURIBOR interest rate, as published by Thomson Reuters or another institution chosen by the Board, for loans with a maturity of three, six, nine or twelve months, whichever has had the highest mathematical average over the financial year (or the relevant part thereof) in respect of which the relevant distribution is made, but in any event no less than zero percent;

j.	General Meeting: (i) the corporate body consisting of the shareholders of the Company and all other Persons with Voting Rights and (ii) any meeting of shareholders of the Company and other Persons with Meeting Rights, as the case may be;

k.	Group: has the meaning referred to in article 2:24b of the Dutch Civil Code;

l.	Group Company: a legal entity or company with which the Company is affiliated in a Group;

m.	Indemnitee: has the meaning referred to in article 20.1;

n.	Non-Executive Director: a non-executive director of the Board;

o.	Ordinary Shares: ordinary shares (gewone aandelen) in the capital of the Company as referred to in article 4.1;

p.	Payment of Expenses: has the meaning referred to in article 20.3;

q.	Persons with Voting Rights: holders of Shares with voting rights as well as usufructuaries and pledgees with the right to vote;

r.	Persons with Meeting Rights: persons with voting rights as well as shareholders who do not have the right to vote;

s.	Preferred Shares: preferred shares (preferente aandelen) in the capital of the Company as referred to in article 4.1;

t.	Proceeding: has the meaning referred to in article 20.1;

u.	Registered Shares: Shares in the capital of the Company in registered form;

v.	Preferred Distribution: a distribution on Preferred Shares for an amount equal to the Preferred Interest Rate calculated over the aggregate amount paid up on all outstanding Preferred Shares, whereby:

×	any amount paid up on Preferred Shares (including as a result of an issue of Preferred Shares) during the financial year (or the relevant part thereof) in respect of which the distribution is made shall only be taken into account proportionate to the number of days that elapsed during that financial year (or the relevant part thereof) after those Preferred Shares were paid up;

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×	any reduction of the aggregate amount paid up on Preferred Shares during the financial year (or the relevant part thereof) in respect of which the distribution is made shall be taken into account proportionate to the number of days that elapsed during that financial year (or the relevant part thereof) until such reduction was effected; and

×	if the distribution is made in respect of a part of a financial year, the amount of the distribution shall be proportionate to the number of days that elapsed during that part of the financial year;

w.	Preferred Interest Rate: the mathematical average, calculated over the financial year (or the relevant part thereof) in respect of which a distribution is made on Preferred Shares, of the relevant EURIBOR interest rate, plus a margin not exceeding five hundred basis points (500bps) to be determined by the Board each time when, or before, Preferred Shares are issued without Preferred Shares already forming part of the Company's issued share capital;

x.	Registration Date: with respect to a General Meeting the registration date referred to in article 2:117b of the Dutch Civil Code;

y.	Shares: Ordinary Shares and Preferred Shares in the capital of the Company;

z.	Simple Majority: more than half (fifty per cent plus one) of the votes validly cast; and

aa.	Subsidiary: has the meaning referred to in section 2:24a of the Dutch Civil Code.

1.2.	The definitions described in article 1.1 will apply both to the singular and the plural of the terms defined.

2.	NAME AND SEAT

2.1.	The name of the Company is: hear.com N.V.

2.2.	The Company has its seat in Utrecht.

3.	OBJECTS

The objects of the Company are:

(a)	to act as a holding company and, in particular, to acquire, participate in, finance, collaborate with, and conduct the management of companies and other enterprises;

(b)	to provide advice and other services;

(c)	to acquire, use and assign industrial and intellectual property rights and real property;

(d)	to commit itself, provide security and grant guarantees for the debts of legal entities or other companies with which the Company is affiliated or for the debts of third parties, provided, however, that the Company may not grant (and shall procure that its direct and indirect Subsidiaries shall not grant) upstream security and guarantees for the benefit of the Company's direct or indirect shareholders unless the Board unanimously resolves that such upstream security and/or guarantee is in the corporate interest of the Company and/or its direct and indirect Subsidiaries;

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(e)	to borrow, lend and raise funds, including the issuance of bonds, promissory notes or other securities or evidence of indebtedness, and enter into agreements in connection with these activities;

(f)	to invest funds; and

(g)	to undertake all actions that are deemed to be necessary to the foregoing, or in furtherance thereof,

all in the widest sense of the words.

4.	AUTHORIZED CAPITAL AND SHARES

4.1.	The authorized capital of the Company amounts to [EUR amount] and is divided into [number] Ordinary Shares and [number] Preferred Shares, each with a nominal amount of one euro cent (EUR 0.01).

4.2.	The Shares shall be Registered Shares. Each class of Shares shall be numbered distinctively as determined by the Board.

No share certificates (aandeelbewijzen) shall be issued by the Company.

The Company may grant its concurrence to the issue of Depositary Receipts in its capital.

4.3.	The Board may resolve that one or more Shares are divided into such number of fractional Shares as may be determined by the Board. Unless specified differently, the provisions of these articles of association concerning Shares and shareholders apply mutatis mutandis to fractional Shares and the holders thereof, respectively.

4.4.	Where in these articles of association reference is made to Shares and/or shareholders without any other designation, this shall be understood to mean Ordinary Shares and Preferred Shares or their respective holders collectively.

5.	ISSUE OF SHARES

5.1.	Shares shall be issued pursuant to a resolution of the General Meeting upon the proposal of the Board, or pursuant to a resolution of the Board if designated thereto by the General Meeting for a period not exceeding five years. At the designation, the number of Shares that may be issued by the Board shall be determined. The designation may be extended from time to time for a period not exceeding five years, pursuant to a resolution of the General Meeting upon the proposal of the Board.

5.2.	Unless determined otherwise in the designation, the designation of the Board as the corporate body authorised to resolve to issue Shares cannot be revoked.

5.3.	The resolution to issue Shares shall contain the price and further terms of issue.

5.4.	Issue of Ordinary Shares shall never be below par, without prejudice to the provisions of section 2:80 paragraph 2 of the Dutch Civil Code, and with due observance of the (further) provisions of sections 2:80, 2:80a and 2:80b of the Dutch Civil Code. The Company may at its discretion make a call in respect of the monies unpaid on such Shares.

Preferred Shares may be issued against partial payment, provided that the mandatory part of the nominal value to be paid-up for all Preferred Shares – regardless of when issued – must be equal, and that upon issuance of a Preferred Share at least one-fourth of the nominal value must be paid-up.

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5.5.	The Board may resolve that the issuance of Shares takes place at the expense of the reserves or profits of the Company.

5.6.	The Board is authorized, without the prior approval of the General Meeting, to perform legal acts within the meaning of section 2:94 of the Dutch Civil Code.

5.7.	The preceding paragraphs of this article shall apply mutatis mutandis to the granting of rights to subscribe for Shares, but not to the issue of Shares to a person who exercises a previously acquired right to subscribe for Shares.

6.	PRE-EMPTIVE RIGHT

6.1.	Without prejudice to the applicable provisions of Dutch law, upon the issue of Ordinary Shares, each holder of Ordinary Shares has a pre-emptive right in proportion to the aggregate amount of its Ordinary Shares.

No pre-emptive rights are attached to Preferred Shares and holders of Preferred Shares shall have no pre-emption rights in respect of the issue of Ordinary Shares or Preferred Shares.

6.2.	In deviation of article 6.1, holders of Ordinary Shares shall not have pre-emptive rights in respect of i) the issue of Preferred Shares, ii) the issue of Ordinary Shares against payment other than in cash or iii) the issue of Ordinary Shares, or the granting of rights to acquire Ordinary Shares, to employees of the Company or of a Group Company. Furthermore, shareholders shall have no pre-emptive right to Shares that are issued to a party exercising a previously acquired right to subscribe for Shares.

6.3.	The pre-emptive right of the holders of Ordinary Shares may be restricted or excluded pursuant to a resolution of the General Meeting upon proposal by the Board, or pursuant to a resolution of the Board if designated thereto by the General Meeting for a period not exceeding five years. The designation may be extended from time to time for a period not exceeding five years by a resolution of the General Meeting upon proposal by the Board. Unless determined otherwise in the designation, the designation of the Board as the corporate body authorised to restrict or to exclude the pre-emptive right cannot be revoked.

6.4.	A resolution of the General Meeting to restrict or exclude the pre-emptive right upon proposal by the Board or to designate the Board as referred to in this article 6.3 requires a majority of at least two thirds of the votes cast if less than half of the issued capital is represented at the meeting.

6.5.	When rights to subscribe for Ordinary Shares are granted, holders of Ordinary Shares shall have a pre-emptive right, unless articles 6.2 or 6.3 apply; the preceding provisions of this article shall apply mutatis mutandis to the granting of rights to subscribe for Ordinary Shares.

6.6.	The term Shares, Ordinary Shares or Preferred Shares as used in this article shall include Depositary Receipts for such Shares, Ordinary Shares or Preferred Shares, as applicable.

7.	OWN SHARES

7.1.	The acquisition by the Company of Shares in its own capital which have not been fully paid up shall be null and void.

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7.2.	The Company may only acquire fully paid up Shares in its own capital (i) for no consideration, (ii) for the purpose of transferring such Shares, by virtue of an applicable employee stock purchase plan, to persons employed by the Company or by a Group Company, provided that such Shares are listed on the official list of a stock exchange or (iii) if and to the extent that the General Meeting has authorised the Board for this purpose upon the proposal of the Board and all other relevant statutory requirements of section 2:98 of the Dutch Civil Code are observed.

7.3.	An authorisation as referred to in article 7.2 remains valid for no longer than eighteen months. When granting such authorisation, the General Meeting shall determine the number of Shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire Ordinary Shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these Shares are included on the official list of a stock exchange.

7.4.	Without prejudice to articles 7.1 through 7.3, the Company may acquire Shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Board, must be within the range stipulated by the General Meeting as referred to in article 7.3.

7.5.	The Company is not entitled to any distributions from Shares in its own capital. In the calculation of the distribution of profits, the Shares as referred to in the previous sentence shall be disregarded unless said Shares are subject to a right of pledge on such Shares if the pledgee is entitled to the distributions on the Shares or a right of usufruct has been vested for the benefit of a party other than the Company.

7.6.	No vote may be cast at the General Meeting for Shares held by the Company or by a Subsidiary. However, usufructuaries or pledgees of Shares that belong to the Company or a Subsidiary shall not be excluded from exercising their right to vote if the right of usufruct or pledge was created before the Shares belonged to the Company or a Subsidiary. The Company or a Subsidiary cannot cast a vote for a Share on which it has a right of usufruct or pledge. In determining the extent to which the shareholders vote, are present or represented, or the extent to which the share capital is provided or represented, the Shares on which, by the articles of association or by Dutch law, no vote may be cast shall not be taken into account.

7.7.	The Board is authorised to dispose of Shares held by the Company.

7.8.	The term Shares as used in this article shall include Depositary Receipts.

8.	FINANCIAL ASSISTANCE

8.1.	The Company may not provide collateral, guarantee the price, otherwise guarantee or bind itself jointly or severally with or for third parties, for the purpose of the subscription or acquisition by third parties of Shares in its capital. This prohibition shall also apply to its Subsidiaries.

8.2.	The Company and its Subsidiaries may not provide loans for the purpose of the subscription or acquisition by third parties of Shares in the capital of the Company, unless the Board resolves to do so and the requirements described in section 2:98c of the Dutch Civil Code are met.

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8.3.	Articles 8.1 and 8.2 shall not apply if Shares or Depositary Receipts are subscribed for or acquired by or for employees of the Company or a Group Company.

9.	REDUCTION OF CAPITAL

9.1.	With due observance of the provisions of section 2:99 of the Dutch Civil Code, the General Meeting may at the proposal of the Board resolve to reduce the issued capital either by cancellation of Shares or by reducing the nominal value of the Shares by amendment of the articles of association. This resolution must designate the Shares to which the resolution pertains and must regulate the implementation of the resolution.

9.2.	A resolution to cancel Shares may only relate to:

(a)	Shares held by the Company itself or in respect of which the Company holds the Depository Receipts;

(b)	all outstanding Preferred Shares, with repayment of the amounts paid up in respect thereof and provided that, to the extent allowed under articles 27.1 and 27.5, a distribution is made on those Preferred Shares, in proportion to the amounts paid up on those Preferred Shares, immediately prior to such cancellation becoming effective, for an aggregate amount of:

1.	the total of all Preferred Distributions (or parts thereof) in relation to financial years prior to the financial year in which the cancellation occurs, to the extent that these should have been distributed but have not yet been distributed as described in article 29.2; and

2.	the Preferred Distribution calculated in respect of the part of the financial year in which the cancellation occurs, for the number of days that have elapsed during such part of the financial year prior to the cancellation becoming effective.

9.3.	For a resolution of the General Meeting to reduce the issued capital, a majority of at least two thirds of the votes cast shall be required if less than half of the issued capital is represented at the meeting.

9.4.	A resolution to reduce the Company's issued share capital, shall require a prior or simultaneous approval from the meeting of the respective class of Shares whose rights are prejudiced. Article 9.3 applies mutatis mutandis to a resolution referred to in this article 9.4.

10.	SHAREHOLDERS' REGISTER

10.1.	In accordance with the applicable statutory provisions in respect of registered Shares, a register of shareholders shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Board, may in whole or in part be kept in more than one copy and at more than one address.

10.2.	The Shares, including their respective class, as held by the shareholders as well as the names and addresses of all shareholders shall be recorded in the register of shareholders, as well as such information as required by Dutch law or considered appropriate by the Board.

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10.3.	The form and the contents of the register of shareholders shall be determined by the Board, with due observance of this article 10.

10.4.	If a shareholder notifies the Company of an electronic address to record this address in the register of shareholders, this address shall then be considered to be recorded for the purpose of receiving all notifications, announcements and statements as well as convocations for General Meetings by electronic means, should the Company choose to send out such notifications, announcements and statements. A notice sent by electronic means must be legible and reproducible. Shareholders cannot demand the Company to send out notifications, announcements or statements, unless prescribed by Dutch law or these articles of association.

10.5.	Upon its request, a shareholder shall be provided with an extract from the register of shareholders with regard to its Shares free of charge, and such extract may be validly signed on behalf of the Company by a person to be designated for that purpose by the Board.

10.6.	The provisions of this article 10 shall apply accordingly to usufructuaries and pledgees of Shares.

11.	TRANSFER OF SHARES, USUFRUCT, PLEDGE

11.1.	A transfer of a Share takes place in accordance with the applicable provisions of Dutch law.

11.2.	The provision of article 11.1 shall apply mutatis mutandis to the creation or release of a right of usufruct and a right of pledge, provided that the creation of a right of pledge on Preferred Shares shall require the prior approval of the Board.

A right of pledge may also be established on a Share without acknowledgement by or service on the Company. In such cases, section 3:239 of the Dutch Civil Code shall apply accordingly, whereby the notification by a shareholder as referred to in section 3:239 paragraph 3 of the Dutch Civil Code, shall be replaced by acknowledgement by or by serving written notice upon the Company.

11.3.	The provision of article 11.1 shall apply mutatis mutandis to the allotment of Shares in the event of a partition of any community.

11.4.	For as long as one or more Ordinary Shares are admitted to trading on the New York Stock Exchange, the NASDAQ Stock Market or any other regulated stock exchange operating in the United States of America, the property regime of the Ordinary Shares listed in the register maintained by the relevant transfer agent shall be governed by the laws of the State of New York, United States of America, without prejudice to the applicable provisions of Sections 4 and 5 of Title 10 of Book 10 of the Dutch Civil Code.

12.	transfer of preferred shares

12.1.	Any transfer of Preferred Shares shall require the prior approval of the Board. A shareholder wishing to transfer Preferred Shares must first request the Board to grant such approval and must specify the name and the address of the proposed transferee and the price or other consideration which the proposed transferee is willing to pay or give.

For the avoidance of doubt, the transfer of Ordinary Shares is not subject to transfer restrictions under these articles of association.

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12.2.	If its approval is withheld the Board must at the same time designate one or several interested buyers who are willing and able to buy all the Preferred Shares to which the request for approval relates

12.3.	The approval of the Board shall be deemed to have been granted:

(a)	if no resolution granting or denying the approval has been passed by the Board within three months after the Company has received the request for approval of the intended transfer; or

(b)	if the Board, when denying the approval, does not notify the requesting shareholder of the identity of one or more interested parties willing to purchase the relevant Preferred Shares.

12.4.	If the Board denies the approval and notifies the requesting shareholder of the identity of one or more interested parties, the requesting shareholder shall notify the Board within two weeks after having received such notice whether:

(a)	it withdraws its request for approval, in which case the requesting shareholder must not transfer the relevant Preferred Shares to the proposed transferee; or

(b)	it accepts the interested party(ies), in which case the requesting shareholder shall promptly enter into negotiations with the interested party(ies) regarding the price to be paid for the relevant Preferred Shares.

12.5.	If the requesting shareholder does not notify the Board of its choice in a timely fashion, it shall be deemed to have withdrawn its request for approval, in which case it must not transfer the relevant Preferred Shares to the proposed transferee.

12.6.	If an agreement is reached in the negotiations referred to in article 12.4(b)within two weeks after the end of the period referred to in article 12.4, the relevant Preferred Shares shall be transferred for the agreed price within three months after such agreement having been reached. If no agreement is reached in these negotiations in a timely fashion:

(a)	the requesting shareholder shall promptly notify the Board thereof; and

(b)	the price to be paid for the relevant Preferred Shares shall be equal to the value thereof, as determined by one or more independent experts to be appointed by the requesting shareholder and the interested party(ies) by mutual agreement.

12.7.	If no agreement is reached on the appointment of the independent expert(s) as referred to in article 12.6(b) within two weeks after the end of the period referred to in article 12.6:

(a)	the requesting shareholder shall promptly notify the Board thereof; and

(b)	the requesting shareholder shall promptly request the president of the district court in whose district the Company has its corporate seat to appoint three independent experts to determine the value of the relevant Preferred Shares.

12.8.	If and when the value of the relevant Preferred Shares has been determined by the independent expert(s), irrespective of whether appointed by mutual agreement or by the president of the relevant district court, the requesting shareholder shall promptly notify the Board of the value so determined. The Board shall then promptly inform the interested party(ies) of such value, following which the/each interested party may withdraw from the sale procedure by giving notice thereof the Board within two weeks.

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12.9.	If any interested party withdraws from the sale procedure in accordance with article 12.8, the Board:

(a)	shall promptly inform the requesting shareholder and the other interested party(ies), if any, thereof; and

(b)	shall give the opportunity to the/each other interested party, if any, to declare to the Board and the requesting shareholder, within two weeks, its willingness to acquire the Preferred Shares having become available as a result of the withdrawal, for the price determined by the independent expert(s) (with the Board being entitled to determine the allocation of such Preferred Shares among any such willing interested party(ies) at its absolute discretion).

12.10.	If it becomes apparent to the Board that all relevant Preferred Shares can be transferred to one or more interested parties for the price determined by the independent expert(s), the Board shall promptly notify the requesting shareholder and such interested party(ies) thereof. Within three months after sending such notice the relevant Preferred Shares shall be transferred.

12.11.	If it becomes apparent to the Board that not all relevant Preferred Shares can be transferred to one or more interested parties for the price determined by the independent expert(s):

(a)	the Board shall promptly notify the requesting shareholder thereof; and

(b)	the requesting shareholder shall be free to transfer all relevant Preferred Shares, provided that the transfer takes place within three months after having received the notice referred to in paragraph (a).

12.12.	The Company may only be an interested party under this article 12 with the consent of the requesting shareholder.

12.13.	A transfer of the Preferred Shares to which the request for approval relates must take place within three months after the approval of the Board has been granted or is deemed to have been granted pursuant to article 12.3.

12.14.	All notices given pursuant to this article 12 shall be provided in writing.

12.15.	Those expenses incidental to the transfer incurred by the Company may be charged to the transferee.

12.16.	The preceding provisions of this article 12 do not apply:

(a)	to the extent that a shareholder is under a statutory obligation to transfer Preferred Shares to a previous holder thereof;

(b)	if it concerns a transfer in connection with an enforcement of a pledge pursuant to section 3:248 of the Dutch Civil Code in conjunction with section 3:250 of de Dutch Civil Code or 3:251 of the Dutch Civil Code; or

(c)	if it concerns a transfer to the Company, except in the case that the Company acts as an interested party pursuant to article 12.12.

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12.17.	This article 12 applies mutatis mutandis in case of a transfer of rights to subscribe for Preferred Shares.

13.	USUFRUCT, PLEDGE, JOINT OWNERSHIP

13.1.	The shareholder shall have the right to vote on Shares subject to a usufruct or pledge, unless the right to vote was granted to the usufructuary or pledgee with due observance of sections 2:88 and 2:89 of the Dutch Civil Code respectively.

13.2.	A shareholder without the right to vote and a usufructuary and pledgee with the right to vote shall have the rights conferred by Dutch law upon holders of Depositary Receipts issued with the cooperation of the Company. A usufructuary and pledgee without the right to vote shall not have the rights as referred to in the preceding sentence.

13.3.	If one or more Shares or a usufruct in or pledge on one or more Shares are jointly held by two or more persons, the Board may decide that the joint owners thereof shall only be represented vis-à-vis the Company by one person jointly designated by them in writing. In the absence of such designation, all rights attached to the relevant Shares shall be suspended, except the right to receive distributions, which will be made to one of the joint owners at the option of the Company. The Board may grant an exemption for the requirement of the previous sentence, including (but not limited to) Shares that are kept in custody by a securities clearing or settlement institution acting as such in the ordinary course of its business. The Board may determine the conditions of such exemption.

14.	BOARD – COMPOSITION

14.1.	The Company shall have a Board consisting of Executive Directors and Non-Executive Directors. The Board shall determine the number of Executive Directors and the number of Non-Executive Directors.

Only individuals can serve as Directors.

In the event of a vacancy on the Board, the Board shall continue to be validly constituted by the remaining Directors.

14.2.	The Board shall elect a Non-Executive Director as Chairperson.

14.3.	The Board shall elect an Executive Director as CEO. The Board may dismiss the CEO, provided that the CEO so dismissed shall continue the term of office as an Executive Director without having the title of CEO. The Board may also, at its sole discretion, grant other titles to Directors.

14.4.	In the event that one or more Directors are absent or prevented from acting, the Board may elect a person (whether or not a Director) or persons, as the case may be, to temporarily fill a vacancy or vacancies until the General Meeting has appointed a new Director or Directors in accordance with article 15. In the event that all Directors are absent or prevented from acting, the management of the Company shall be attributed to the person who most recently ceased to hold office as the Chairperson or a person appointed by such former Chairperson. If such former Chairperson is unwilling or unable to accept that position or to appoint another person, then the General Meeting shall appoint a person for that purpose to be temporarily entrusted with the management of the Company.

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If all Directors are absent or prevented from acting, and the former Chairperson is not able or willing to accept and has not acted as indicated above, and the General Meeting has not appointed a person as indicated above, or such person is unable or unwilling to perform the management of the Company temporarily, Persons with Meeting Rights who collectively represent at least ten percent (10%) of the Company's issued share capital shall be authorized to convene a General Meeting for the sole purpose of the appointment of a Director, or a person who is willing and able to perform the management of the Company temporarily.

14.5.	A Director shall be considered to be prevented from acting within the meaning of article 14.4:

(a)	during the existence of a vacancy on the Board, including as a result of:

×	death;

×	dismissal by the General Meeting, other than at the proposal of the Board;

×	voluntary resignation before the term of office has expired; or

×	suspension,

provided that the Board may always decide to decrease the number of Directors such that a vacancy no longer exists;

(b)	in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than five consecutive days or such other period as determined by the Board on the basis of the facts and circumstances at hand; and

(c)	in the deliberations and decision-making of the Board on matters in relation to which the Director has declared to have, or in relation to which the Board has established that the Director has, a conflict of interests as described in article 17.8.

15.	BOARD – APPOINTMENT, SUSPENSION AND DISMISSAL

15.1.	Directors shall be appointed by the General Meeting based on a binding nomination drawn up by the Board in accordance with section 2:133 Dutch Civil Code.

The resolution of the General Meeting shall specify whether a Director is appointed as Executive Director or as Non-Executive Director, taking into account article 14.1.

15.2.	At a General Meeting, votes in respect of the appointment of a Director can only be cast for candidates named in the agenda of the meeting or explanatory notes thereto.

15.3.	In the event the list of candidates contains one candidate for each vacancy to be filled, the proposed candidate shall be appointed in accordance with article 2:133 paragraph 3 of the Dutch Civil Code, unless the binding nature of the nomination was overruled by the General Meeting in accordance with article 15.4.

15.4.	In the event the Board exercises its right to prepare a binding nomination, the General Meeting may overrule the binding nature of such nomination by a resolution of the General Meeting, which resolution requires at least two thirds of the votes cast, with the total number of Shares voting representing more than half of the issued share capital.

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In such event the Board may draw up a new binding nomination to be submitted to a subsequent General Meeting.

A second meeting as referred to in section 2:120(3) of the Dutch Civil Code cannot be convened.

15.5.	If the Board fails to make use of its right to submit a binding nomination for a Director or fails to do so within twenty days, the General Meeting shall be unrestricted in its appointment of such Director.

Prior to the appointment, the General Meeting shall be provided with information regarding any position of the potential Director has at other legal entities. The absence or inaccuracy of such information regarding the potential Director shall not affect the validity of the resolution to appoint the relevant Director.

15.6.	Each Director shall be appointed for such period as provided in the relevant proposal, provided that unless the Director has resigned or is removed at an earlier date, or if specified otherwise in the relevant proposal or binding nomination for the appointment, the term of office shall ultimately lapse immediately after the day of the first General Meeting, to be held after the period for which the Director was last appointed has lapsed.

A Director may be re-appointed with due observance of the preceding sentence.

15.7.	Subject to the following provisions, Directors may at any time be suspended or dismissed by the General Meeting. In addition, the Board may at any time suspend an Executive Director.

A resolution for suspension or dismissal of a Director pursuant to and in accordance with a proposal thereto by the Board can only be adopted by the General Meeting by a Simple Majority.

A resolution for suspension or dismissal of a Director other than pursuant to and in accordance with a proposal thereto by the Board requires majority of at least two thirds of the votes cast representing more than half of the issued capital.

For the suspension or dismissal of a Director, a second meeting as referred to in section 2:120(3) of the Dutch Civil Code cannot be convened.

15.8.	A suspension may last no longer than three months in total, including any extensions of the suspension.

16.	BOARD – remuneration

16.1.	The Company shall have a remuneration policy with respect to the Board.

The remuneration policy is determined and afterwards amended upon a proposal of the Board by way of a resolution adopted by the General Meeting for that purpose with a Simple Majority.

The amount of the remuneration and other terms and benefits of each individual Non-Executive Director shall be determined by the General Meeting upon the proposal of the Board, with due observance of the remuneration policy.

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The amount of the remuneration and other terms and benefits of each individual Executive Director shall be determined by the Board, with due observance of the remuneration policy, taking into account the provisions of article 17.5.

16.2.	The Board shall submit proposals concerning arrangements in the form of Shares or rights to subscribe for Shares to the General Meeting for approval. This proposal must at least include the number of Shares or rights to subscribe for Shares that may be awarded to the Board and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation.

17.	BOARD – DECISION MAKING PROCESS

17.1.	Each Director participating in the deliberations and decision-making process with respect to a matter at a meeting of the Board may cast one vote with respect to such matter

17.2.	The Board and the Non-Executive Directors (separately) shall adopt resolutions by a Simple Majority, unless these articles of association or the Board Rules provide otherwise.

Blank votes shall be considered null and void.

Invalid votes and abstentions shall not be counted as votes cast. Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Directors who are present or represented at a meeting of the Board.

17.3.	The Board may determine in writing, in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board, that i) one or more Directors can validly pass resolutions in respect of matters which fall under his or her or their duties or ii) that the Chairperson has a casting vote with respect to certain resolutions of the Board.

17.4.	Each Director may be represented at meetings of the Board only by another Director, who must be duly authorized for each particular meeting of the Board.

17.5.	The Executive Directors shall not participate in the decision-making and deliberation concerning the determination of the compensation of Executive Directors.

17.6.	Directors may participate in a meeting of the Board by means of telephone, video or electronic conference or other appropriate communications equipment, provided that all Directors participating in the meeting can hear, and be heard by, one another, and participation in a meeting in such a manner shall constitute presence in person at such meeting, and provided that such meetings are initiated from the Netherlands and at least a majority of the Directors participating in the meeting is physically present.

17.7.	The Board may also adopt resolutions without holding a meeting, provided this is done in writing, by telefax, or by electronic mail and none of the Directors has objected to adopting resolutions in this manner.

17.8.	A Director may not participate in the deliberations and the decision-making process of the Board concerning any subject in which he or she has a direct or indirect personal interest which conflicts with the interest of the Company and the business enterprise it operates. In such event, the other Directors shall be authorized to adopt the resolution.

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If, as a result thereof, no resolution can be passed by the Board, the resolution may nevertheless be passed by the Board as if none of the Directors has a conflict of interests as described in the previous sentence.

17.9.	Resolutions of the Board regarding a substantial change in the identity or the nature of the Company and the business enterprise it operates as referred to in section 2:107a of the Dutch Civil Code, shall be subject to the approval of the General Meeting.

18.	BOARD – RULES AND COMMITTEES

18.1.	In addition to the provisions of these articles of association, the Board may adopt, amend and revoke the Board Rules with respect to holding meetings and regulating its decision-making process.

The Board is authorized to allocate its duties among the Directors, provided that the resolution to that effect is passed unanimously in a meeting in which all Directors are present, and that such allocation is laid down in writing.

The resolution to adopt or to amend the internal regulations, or to allocate the Board' duties, do not require the approval of the General Meeting.

18.2.	The Board shall establish the committees it is required to have and may furthermore establish such committees as it may deem desirable. The Board shall determine the tasks, powers and names of the committees.

The Board shall draw up rules concerning the organization, decision-making and other internal matters of its committees.

19.	REPRESENTATION

19.1.	The Company shall be represented by the Board.

Except for the Board, the authority to represent the Company is also vested in each Executive Director acting individually.

In the event that a Director is absent or prevented from acting, the person that is temporarily entrusted with the management of the Company in his or her place, shall be authorized to represent the Company in accordance with the provisions of this article.

19.2.	The Board is authorized to engage in legal transactions in which special obligations are imposed on the Company, relating to the subscription of Shares, concerning the acquisition of Shares upon terms differing from those upon which participation in the Company is offered to the public or legal transactions that concern contributions on Shares other than in cash, without the prior approval of the General Meeting.

19.3.	Without prejudice to its own responsibility, the Board may appoint one or more individuals having authority to represent the Company, and, by giving a power of attorney, to grant such officers any title or authority as the Board may determine.

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20.	Indemnification of Officers and Directors

20.1.	Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or other nature (hereinafter a "Proceeding"), whether brought by or in the name of the Company or otherwise, by reason of the fact that he or she is or was a Director or an officer of the Company and/or Group Company (hereinafter an "Indemnitee"), shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law, including, but not limited to Dutch law, as may be amended from time to time (but, in the case of such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all costs, expense, liability, loss, damages and claims (including attorneys' fees, judgments, fines or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, regardless of whether the claim relates to personal damages or damages incurred by third parties, including:

(a)	the costs of conducting a defence against claims (also including claims by the Company) or a settlement based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company's request;

(b)	any damages payable by them as a result of an act or failure to act as referred to under (a) above,

provided, however, that the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

20.2.	No indemnification pursuant to article 20.1 shall be made to any Indemnitee in respect of any claim, issue or matter:

(a)	as to which such person shall have been adjudged in a final and non-appealable judgment by a competent court or arbitral tribunal to be liable for a personal fraud, willful recklessness (bewuste roekeloosheid) or willful misconduct (opzet) in the performance of his duty as a Director or officer unless a court shall determine that such person is fairly and reasonably entitled to such compensation despite the adjudication of such liability; or

(b)	as a result of a violation of criminal law (except for the costs, fines or financial sanctions as a result of the civil law consequences of a violation of criminal law), to the extent that such fines are imposed by a final and non-appealable court decision on the ground that the Director himself is personally liable for a violation of criminal law;

(c)	to the extent any related costs and losses have been insured and reimbursed or paid to such person under any applicable insurance policy.

20.3.	The right to indemnification conferred in article 20.1 shall include, to the fullest extent authorized by applicable law, the right to be paid by the Company the expenses (including attorneys' fees) incurred in defending any such Proceeding prior to a court order and/or preparation of a settlement (hereinafter a "Payment of Expenses"). The rights to indemnification and to the Payment of Expenses conferred in article 20.1 and 20.3 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators.

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20.4.	An Indemnitee is obliged to inform the Company as soon as practically possible about any claim, issue or matter or any circumstance that could lead to a claim, issue or matter in respect of which indemnification may be sought.

20.5.	Any sums paid or payable by any Indemnitee in accordance with this clause, will be reimbursed to such Indemnitee or paid directly by the Company promptly following notice to the Company.

20.6.	The Company may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Company and/or Group Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under any applicable law.

20.7.	If this article 20 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Indemnitee as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any Proceeding, to the fullest extent permitted by any applicable portion of this article that shall not have been invalidated and to the fullest extent permitted by applicable law.

21.	GENERAL MEETING – MEETINGS, CONVENING AND HOLDING MEETINGS

21.1.	Annually, at least one General Meeting shall be held. This annual General Meeting shall be held within six months after the financial year of the Company has ended. The date of the annual General Meeting shall be determined by the Board.

21.2.	Extraordinary General Meetings shall be held as often as the Board deems necessary.

21.3.	General meetings shall be held in the municipality where the Company has its statutory seat, Amsterdam, Eindhoven, Rotterdam, The Hague or the municipality Haarlemmermeer (including Schiphol Airport).

21.4.	A General Meeting shall be convened by the Board in accordance with the provisions of these articles of association and Dutch law.

21.5.	The convocation notice shall contain the date and place of the meeting and the proceedings for registration. On or before the date stated in the convocation notice, any proxies must be received by the Company at the address indicated in the convocation notice.

21.6.	One or more Persons with Meeting Rights who collectively represent at least the part of the Company' issued share capital prescribed by Dutch law for this purpose may request the Board in writing to convene a General Meeting, setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting person(s) with meeting rights may be authorized, at their request, by the court in preliminary relief proceedings to convene a General Meeting.

21.7.	Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least the part of the Company’s issued share capital prescribed by Dutch law for this purpose shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting.

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21.8.	Persons with Meeting Rights who wish to exercise their rights as described in articles 21.6 and 21.7 should first consult the Board. If the intended exercise of such rights might result in a change to the Company’s strategy, including by dismissing, appointing or suspending one or more Directors, or such other subjects as from time to time stipulated by Dutch law for that purpose, and such exercise of rights is considered by the Board as a request that is materially contrary to the interest of the Company and its enterprise, the Board, with approval of the Non-Executive Directors, shall be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed the term stipulated by Dutch law for that purpose.

The Person(s) with Meeting Rights concerned should respect the response time stipulated by the Board. If invoked, the Board shall use such response period for further deliberation and constructive consultation, in any event with the person(s) with meeting rights concerned, and shall explore the alternatives. At the end of the response time, the Board shall report on this consultation and the exploration of alternatives to the General Meeting. This shall be supervised by the Non-Executive Directors.

21.9.	The response period as referred to in article 21.8 may be invoked only once for any given General Meeting and does not apply:

(a)	in respect of a matter for which a response period has been previously invoked; or

(b)	if a shareholder holds at least seventy-five per cent (75%) of the Company's issued share capital as a consequence of a successful public bid.

21.10.	A resolution shall not be considered to have been proposed by the Board if such resolution has been included in the convening notice or announced in the same matter by or at the request of one or more Persons with Meeting Rights pursuant to articles 21.7 and 21.8, unless the Board has expressly indicated its support of such resolution in the agenda of the General Meeting concerned or in the explanatory notes thereto.

21.11.	A person entitled to attend the meeting may be represented by a person holding a written proxy for the purpose of exercising his or her rights in a General Meeting. The requirement that the proxy is in writing is met if such proxy is recorded electronically.

21.12.	The Board shall provide the General Meeting with all requested information unless this would be contrary to an overriding interest of the Company. If the Board invokes an overriding interest, it must give reasons.

22.	General meeting – entitlement to attend General Meetings

22.1.	Shareholders as well as other Persons with Voting Rights or Persons with Meeting Rights, are entitled, in person or through an attorney authorised in writing for the specific meeting, to attend the General Meeting, to address the meeting and, in so far they have such right, to vote.

22.2.	If the Board or Dutch law so determines, persons entitled to attend the General Meeting are those who at the Registration Date referred to in Dutch law have these rights and have been registered as such in a register designated by the Board for that purpose, regardless of who would have been entitled to attend the General Meeting if no Registration Date would apply. The convocation notice for the General Meeting shall state the Registration Date and the manner in which the persons entitled to attend the General Meeting may register and exercise their rights.

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22.3.	If the Board has decided that votes may be cast electronically or by post as referred in in article 24.5, and has imposed conditions on the use of the electronic means of communication, such conditions must be announced in the convening notice.

22.4.	The holder of a written proxy from a person with meeting rights who is entitled to attend a General Meeting shall only be admitted to that General Meeting if the proxy is deter-mined to be acceptable by the chair of that General Meeting.

22.5.	At the request of or on behalf of the chair of the General Meeting, each person who wishes to attend the General Meeting has to sign the attendance list.

Furthermore, admission shall be given to the persons whose attendance at the General Meeting is approved by the chair.

23.	General Meeting – chair, MINUTES

23.1.	The General Meetings shall be chaired by one of the following individuals, taking into account the following priority: i) the Chairperson, ii) the CEO, iii) a Director who is chosen by the Directors present at the General Meeting from their midst; or iv) by another person appointed by the General Meeting. The person that would be the chair based on the preceding sentence, may designate another person to act as chair of the General Meeting.

23.2.	The chair shall decide on all disputes with regard to voting, admitting people, including by General Meetings held by electronic means and, in general the procedure at the General Meeting, insofar as this is not provided for by the articles of association or by Dutch law.

The ruling pronounced by the chair of the General Meeting in respect of the outcome of any vote taken at a General Meeting shall be decisive. The same shall apply to the contents of any resolution adopted.

23.3.	The General Meetings shall be conducted in English. The chair of the General Meeting may determine to conduct the General Meeting in a language other than the English language.

23.4.	Minutes shall be kept of the items dealt with at the General Meeting.

The chair of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. The minutes of a General Meeting shall be adopted by the chair of that General Meeting or by the Board.

Any Director as well as the chair of the General Meeting may commission the drawing up of a notarial record of the meeting at the Company's expense, instead of minutes.

24.	General meeting – voting

24.1.	Each Share, irrespective of its class, shall confer the right to cast one vote.

Insofar as the articles of association or Dutch law do not prescribe a larger majority, resolutions of the General Meeting shall be adopted with a Simple Majority.

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Blank votes, abstentions and invalid votes shall be considered as not having been cast.

Where there is a tie in any vote to the General Meeting, the relevant resolution shall not have been passed.

24.2.	The chair of the General Meeting determines the method of voting, which includes oral, written or electronic voting. The chair may determine that the voting shall be done by acclamation in which case notes shall be made of abstentions and negative votes if requested.

24.3.	For the purpose of determining the number of shareholders voting and present or represented, or the amount of the capital provided or represented, no account shall be taken of Shares in respect whereof Dutch law or the articles of association provides that no votes can be cast for them.

24.4.	Each Director has an advisory vote in the General Meeting.

24.5.	The Board may decide that persons entitled to attend General Meetings and vote there may, within a period prior to the General Meeting to be set by the Board, which period cannot start prior to the Registration Date as referred to in article 22.2, cast their vote electronically or by post in a manner to be decided by the Board. Votes cast in accordance with the previous sentence are equal to votes that were cast at the meeting.

For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the person with meeting rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Board may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the person with meeting rights and the reliability and security of the communication. The Company sends an electronic acknowledgement of receipt of a vote cast electronically to the person who casts the vote.

24.6.	Matters will only be put to vote if and to the extent that the General Meeting is authorized by law or these articles of association to resolve on the subject matter. All other matters are put on the agenda for discussion purposes only.

24.7.	Shareholders may pass resolutions outside a meeting, unless the Company has cooperated with the issuance of Depository Receipts, such resolutions can only be passed by unanimous vote of all shareholders with voting rights. The votes shall be cast in writing and may be cast through electronic means.

25.	MEETINGS OF HOLDERS OF SHARES OF A CERTAIN CLASS

25.1.	A meeting of holders of Shares of a certain class will be held as often as a resolution of that meeting is required. In addition, such a meeting shall be held as often as the Board deems necessary.

25.2.	Articles 21.3, 21.4, 22.5 and 24 shall apply mutatis mutandis to resolutions taken at a meeting of holders of a certain class of Shares, with the result that it is understood that the announcement shall be sent no later than eight days before the meeting, that the meeting appoints its own chair and that the meeting of holders of Preferred Shares may also pass resolutions (i) in a meeting which was not convened in accordance with the procedural rules for convocation and (ii) outside a meeting, if the proposal to do so has been made by the Board. A resolution outside of a meeting is only valid if all holders of Preferred Shares have voted in favour of the proposal in question in writing, including electronically.

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26.	FINANCIAL YEAR, ANNUAL ACCOUNTS, MANAGEMENT REPORT

26.1.	The Company's financial year shall run from the first of October until the thirtieth of September of the following year.

26.2.	The Board shall prepare the annual accounts (consisting of the balance sheet and profit and loss account with explanatory notes thereto) within the term set by Dutch law. The annual accounts shall be prepared and published in accordance with Dutch law. The annual accounts shall be signed by all members of the Board. If the signature of one or more of them is lacking, this fact and the reason therefor shall be indicated.

The Board shall also, within the period mentioned above, prepare a management report.

26.3.	The General Meeting shall instruct a registered accountant or an accountant – administration consultant within the meaning of section 2:393 paragraph 1 of the Dutch Civil Code to audit the annual accounts and the management report prepared by the Board, to report thereon, and to issue an auditor's statement with respect thereto. If the General Meeting fails to issue such instructions, the non-executive directors shall be authorised to do so, and if the latter fails to do so, the Board.

26.4.	The Board shall ensure that, as of the day on which a General Meeting at which they are to be considered, is called, the annual accounts, the management report and the additional information to be provided pursuant to section 2:392 paragraph 1 of the Dutch Civil Code are available for examination by those entitled to attend meetings. The Board shall make copies of the documents as referred to in the previous sentence available free of charge to those entitled to attend meetings. If these documents are amended, this obligation shall also extend to the amended documents.

26.5.	The annual accounts shall be adopted by the General Meeting.

26.6.	The annual accounts shall not be adopted if the General Meeting is unable to take cognizance of the statement of the accountant as referred to in article 26.3, unless, together with the remaining information as referred to in section 2:392 of the Dutch Civil Code, a legitimate ground is given why the statement is lacking.

27.	DISTRIBUTIONS - GENERAL

27.1.	The Company may make distributions to the shareholders only to the extent that the Company's shareholders' equity exceeds the sum of the paid-in and called-up capital and the reserves which must be maintained pursuant to Dutch law.

27.2.	Distributions shall be made in proportion to the aggregate nominal value of the Shares. In deviation of the previous sentence, distributions on Preferred Shares shall be made in proportion to the amounts paid up on Preferred Shares.

27.3.	No entitlement to distributions is attached to Preferred Shares, other than as described in articles 9.2, 29.2 and 31.4.

27.4.	In calculating the profits available for distribution, the Shares held by the Company in its own capital are not counted, unless said Shares are subject to a right of pledge on such Shares if the pledgee is entitled to the distributions on the Shares or a right of usufruct for the benefit of a party other than the Company.

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27.5.	The Board may resolve to make interim distributions to shareholders.

Interim distributions are only permitted to the extent that the requirements set forth in section 2:105 paragraph 4 of the Dutch Civil Code are satisfied.

27.6.	The Board may determine that a distribution on Shares shall be made payable (in whole or in part) in another currency than euros.

27.7.	The Board may decide that a distribution on Shares shall not or not entirely be made in cash but other than in cash, including, without limitation, in the form of Shares, or decide that shareholders shall be given the option to receive the distribution either in cash or other than in cash. The Board may determine the conditions under which such option can be given to the shareholders.

27.8.	Any claim a shareholder may have to a distribution shall lapse after five years, to be calculated from the date following the date on which such distribution has become payable.

27.9.	If a resolution is adopted to make a distribution on Shares, the Company shall make the distribution to the person in whose name the Share is registered on the date as to be determined by the Board in accordance with Dutch law and the rules of the stock exchange were the Shares are listed, if the Shares are listed. The Board shall determine the date from which a distribution to the persons entitled as referred to in the previous sentence shall be made payable.

28.	DISTRIBUTION - RESERVES

28.1.	All reserves maintained by the Company shall be attached exclusively to the Ordinary Shares.

28.2.	Without prejudice to article 28.3 and 29.3, the Board may resolve to make (interim) distributions from a reserve, which distribution shall be made exclusively on Ordinary Shares.

28.3.	The Board may decide to transfer the amounts to be paid up on Shares to the Company's reserves, regardless of whether those Shares are issued to existing Shareholders.

29.	DISTRIBUTIONS - PROFITS

29.1.	If the adopted annual accounts show a profit, the Board shall determine which part of the profits shall be reserved.

29.2.	Subject to article 27.1, the profits shown in the Company's annual accounts in respect of a financial year, to the extent not reserved in accordance with article 29.1 and to the extent applicable, shall be appropriated as follows, and in the following order of priority:

(a)	to the extent that any Preferred Shares have been cancelled without the distribution having been paid in full and without any such deficit subsequently having been paid in full as described in this article 29.2 or article 29.3, an amount equal to any such (remaining) deficit shall be distributed to those who held those Preferred Shares at the moment of such cancellation becoming effective;

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(b)	to the extent that any Preferred Distribution (or part thereof) in relation to previous financial years has not yet been paid in full as described in this article 29.2 or article 29.3, an amount equal to any such (remaining) deficit shall be distributed on the Preferred Shares;

(c)	the Preferred Distribution shall be distributed on the Preferred Shares in respect of the financial year to which the annual accounts pertain;

(d)	the Board shall determine which part of the remaining profits shall be added to the Company's reserves; and

(e)	the remaining profits shall be at the disposal of the General Meeting for distribution on the Ordinary Shares.

29.3.	To the extent that the distributions described in article 29.2 paragraphs (a) through (c) (or any part thereof) cannot be paid out of the profits shown in the annual accounts, any such deficit shall be distributed from the Company's reserves, subject to articles 27.1 and 27.5.

30.	AMENDMENT OF THE ARTICLES OF ASSOCIATION, LEGAL MERGER AND DEMERGER

30.1.	The General Meeting may only resolve to amend the articles of association upon the proposal of the Board.

30.2.	A copy of the proposal, containing the verbatim text of the proposed amendment of the articles of association, must be lodged for inspection at the offices of the Company from the day of the convocation to the General Meeting until the close of same for inspection by those who are entitled to attend meetings; the copies of this proposal shall be made available free of charge to those who are entitled to attend meetings.

30.3.	Without limitation to sections 2:331 and 2:334ff of the Dutch Civil Code, the General Meeting may only resolve to conclude a legal merger (juridische fusie) in the meaning of Chapter 2.7 of the Dutch Civil Code or a demerger (splitsing) in the meaning of Chapter 2.7 of the Dutch Civil Code, or to convert the Company in another legal form on proposal of the Board.

31.	DISSOLUTION AND LIQUIDATION

31.1.	The General Meeting may only resolve to dissolve the Company upon the proposal of the Board.

31.2.	The liquidation shall be effected by the Board, unless other liquidators are appointed by the General Meeting.

31.3.	During the liquidation, the articles of association shall remain effective to the extent possible.

31.4.	To the extent that any assets remain after payment of all of the Company's debts and the costs of liquidation, those assets shall be distributed as follows, and in the following order of priority:

(a)	the amounts paid up on the Preferred Shares shall be repaid on such Preferred Shares;

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(b)	to the extent that any Preferred Shares have been cancelled without the distribution having been paid in full and without any such deficit subsequently having been paid in full as described in articles 28 and 29.3, an amount equal to any such (remaining) deficit shall be distributed to those who held those Preferred Shares at the moment of such cancellation becoming effective;

(c)	to the extent that any Preferred Distribution (or part thereof) in relation to financial years prior to the financial year in which the distribution referred to in paragraph a. occurs has not yet been paid in full as described in articles 28 and 29.3, an amount equal to any such (remaining) deficit shall be distributed on the Preferred Shares;

(d)	the Preferred Distribution shall be paid on the Preferred Shares calculated in respect of the part of the financial year in which the distribution referred to in paragraph a. is made, for the number of days that have already lapsed during such part of the financial year; and

(e)	any remaining assets shall be distributed to the holders of Ordinary Shares in proportion to the nominal value of the ordinary shares held by such shareholder.

32.	ADJUDICATION OF DISPUTES

Unless the Company consents in writing to the selection of an alternative forum, the competent courts of Amsterdam, the Netherlands, shall be the sole and exclusive forum for any dispute between (i) any person holding Shares or an interest in Shares; and (ii) the Company, any Director, officer or employee of the Company (including any former Director, former officer or former employee of the Company to the extent the dispute arises from such Director, officer or other employee's acts or omissions while serving as a Director, officer or employee of the Company), in each case (a) whether such dispute relates to these articles of association or otherwise; and (b) provided that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Any person holding, purchasing or otherwise acquiring any Shares or any interest in Shares shall be deemed to have notice of and consented to the provisions of this article 32.

33.	PROVISIONAL CLAUSE

33.1.	With this amendment to the articles of association each of the [number] ([number]) shares that were issued prior to this amendment, each with a nominal value of one euro (EUR 1), numbered [1] up to and including [number], are converted into an equal number of Ordinary Shares, each with a nominal value of one euro cent (EUR 0.01), numbered O[1] up to and including O[number].

33.2.	This provisional clause, together with its heading, will cease to be effective immediately after the current amendment to the articles of association taken effect and shall from that moment no longer constitute a part of these articles of association.

Final statement

Finally, the appearing person declared that upon the current amendment of the articles of association taking effect, the issued and paid-up capital will amount to [EUR [amount]], consisting of [number] Ordinary Shares, each with a nominal value of one euro cent (EUR 0.01).

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Final clause

This deed was executed in Amsterdam today.

The substance of this deed was stated and explained to the appearing person.

The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil law notary, at

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